EXHIBIT 23.4

Independent Auditors’ Consent

The Board of Directors

GLB Bancorp, Inc.:

We consent to the use of our report dated January 31, 2003, with respect to the consolidated statements of financial condition of GLB Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

KPMG LLP

Cleveland, Ohio

August 21, 2003